Exhibit 99.5

EXHIBIT 5

AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF MORGAN STANLEY SMITH BARNEY LLC

The Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Morgan Stanley Smith Barney LLC (the “Company”), dated as of May 31, 2009, is hereby amended as follows:

1.                                      Section 4 of the Agreement is amended and restated as follows:  “The registered office of the Company in the State of Delaware is located at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle, Delaware and the registered agent of the Company at such address is The Corporation Trust Company.”

Except as expressly modified and superseded by this amendment, the terms and provisions of the Agreement are and shall continue to be in full force and effect.  The provisions of Sections 20 through 23 of the Agreement shall apply mutatis mutandis to this amendment.

IN WITNESS WHEREOF, the undersigned have made this Amendment No. 1 effective as of June 30, 2010.

MORGAN STANLEY SMITH BARNEY HOLDINGS LLC

By:	/s/ JEFFREY A. GELFAND
Name: Jeffrey A. Gelfand
Title: CFO and VP

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
of
MORGAN STANLEY SMITH BARNEY LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is made effective as of the 31st day of May, 2009, by and between Morgan Stanley Smith Barney Holdings LLC, as the sole member (“Member”), and shall be binding upon such other individuals and members as may be added pursuant to the terms of this Agreement.  Unless the context otherwise requires, capitalized terms used but not defined in this Agreement shall have the meaning given to such terms in the Amended and Restated Limited Liability Company Agreement, dated as of May 31, 2009 of the Member (the “Holdings LLC Agreement”).

1.                                      Formation of the Company.  By execution of this Agreement, the Member ratifies and confirms the action of Karessa L. Cain, Esq., as its duly authorized agent in connection with the filing of a certificate of formation (the “Certificate”) with the Secretary of the State of the State of Delaware for the purpose of forming Morgan Stanley Smith Barney LLC (the “Company”), a limited liability company formed under the Delaware Limited Liability Company Act 6 Del. C. §§ 18-101 et seq. (“Act”).

2.                                      Name of the Company.  The name of the Company stated in the Certificate and the limited liability company governed by this Agreement is “MORGAN STANLEY SMITH BARNEY LLC” or such other name as the Board (as defined below) may from time to time hereafter designate.

3.                                      Purpose.  This Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4.                                      Registered Office; Registered Agent.  The registered office of the Company in the State of Delaware is located at National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware, 19904, County of Kent, Delaware and the registered agent of the Company at such address is National Registered Agents, Inc.

5.                                      Membership Interests.  The Member’s interests in the Company (“Membership Interests”) shall for all purposes be personal property.  No holder of Membership Interests nor the Member shall have any interest in specific Company assets or property, including assets or property contributed to the Company by such holder or the Member as a part of any capital contribution.

6.                                      Capital Contributions by the Sole Member.  Schedule A sets forth, as of the date hereof, the value of contributions made by the Member and the Membership Interests issued to the Member in exchange therefor.  The Member shall not be obligated to make any additional capital contributions to the Company and all Membership Interests issued to the Member shall be nonassessable.  Notwithstanding any provision to the contrary contained herein, except with the prior written approval of the New York Stock Exchange, Inc. (the “Exchange”), a capital contribution of the Member may not be withdrawn on less than six months’ prior written notice, given no earlier than six months after such contribution was first made.  Such capital contribution may not be withdrawn, and no unsecured loan or advance may be made by the Company to the Member or any employee of the Company, at any time when such withdrawal, loan or advance would be prohibited by the provisions of any rule or regulation of the Exchange or the United States Securities and Exchange Commission (“SEC”) to which the Company is subject, including, without limitation, the provisions of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended (“SEC Rule 15c3-1”).  The Company shall establish and maintain on its books and records a separate capital account for the Member (a “Capital Account”), and separate and distinct sub-capital accounts shall be maintained for the Member with respect to its interest(s) in the income or loss of the Company.

7.                                      Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board (as defined below).  Notwithstanding the foregoing, no dividend shall be declared or paid which shall impair the capital of the Company nor shall any distribution of assets be made to the Member in respect of its Membership Interests unless the value of the assets of the Company remaining after such payment or distribution is at least equal to the aggregate value of its debts and liabilities, including capital.

8.                                      Management Powers of the Board.  The Company shall have a Board of Directors (the “Board”) made up of the number of individuals (who need not be Members) (each, a “Director”) specified in this Agreement, which Board shall possess all rights and powers of “managers” as provided in the Act and shall have sole responsibility for managing the business and affairs of the Company, except for powers specifically reserved to the Member by this Agreement (if any) or by non-waivable provisions of applicable law.  The Member shall appoint employees of the Member or of any of its Subsidiaries to the Board; provided that the Citigroup Members shall have the right to designate a number of Directors (each such Director, a “Citigroup Designee”) equal to the number of directors that the Citigroup Members have the right to designate at such time on the Board of Directors of the Member; provided, further, that the Citigroup Members shall not select any designee that is involved in the day-today operations of Citigroup’s private banking operations.  Subject to any restrictions specifically contained in this Agreement, the Board may make all decisions and take all actions for the Company not otherwise provided for in this Agreement.  The Board may appoint a Director to act as Chairman of the Board and preside at all meetings of the Board at which he or she is present, subject to the ultimate authority of the Board to appoint an alternate presiding officer at any meeting.

9.                                      Rights to Appoint Board Observers.  For so long as the Citigroup Members have the right to designate directors to the Board of Directors of the Member pursuant to the Holdings LLC Agreement, Citigroup shall be entitled to invite two non-voting observers (who shall be officers or employees of a Citigroup Entity) to attend each meeting of the Board, whether such meeting is conducted in person or by teleconference; provided that such observers will be asked to leave all or a portion of any meeting of the Board to the extent that the Chairman of the Board, acting reasonably and in good faith, determines that the participation of such observers at such meeting or portion thereof is inappropriate.  The Company shall not be required to pay or reimburse any expenses incurred by any such observers in connection with attending any meetings of the Board.

10.                               Removal and Resignation.

(a)                                 The Member may remove any Director at any time, with or without cause; provided that the Member shall not remove any Citigroup Designee without the prior consent of the Citigroup Members.

(b)                                 Any Director may resign by written notice to the Board.  Unless otherwise specified therein, a Director’s resignation shall take effect upon delivery.  Vacancies created on the Board resulting from the resignation, removal, death, retirement or disability of a director shall be filled by the Member; provided that vacancies created on the Board resulting from the resignation, removal, death, retirement or disability of a Citigroup Designee shall be filled by the Citigroup Members, with such appointment to become effective immediately upon delivery of written notice of such appointment to the Member.

(c)                                  In the event that any Director would not continue to be entitled to be designated or elected by the Citigroup Members pursuant to Section 8, then such Director shall immediately resign from the Board (and the Member and Citigroup Members shall use their best efforts to cause such Director to so resign) or be subject to removal by the Member.  In addition, the Citigroup Members shall at all times have the exclusive right to remove, with or without cause, any Citigroup Designee, and any such Director so removed shall immediately resign.  For the avoidance of doubt, no Director designated by the Citigroup Members pursuant to Section 8 may be removed from the Board without the prior written consent of Citigroup or the Citigroup Members, unless the Citigroup Members are no longer entitled to designate such Director pursuant to Section 8.

(d)                                 Each of the Company, the Citigroup Members and the Member agrees to take all necessary action to effectuate fully the provisions of Sections 8 and 10(c) to ensure that the Board consists of the Directors that are duly designated, elected or appointed in accordance with such sections, including, without limitation, by promptly calling and/or voting, as applicable, in any annual or special meetings or promptly participating in an action by written consent.

11.                               Meetings of the Board of Directors.

(a)                                 Regular meetings of the Board shall be held on at least a quarterly basis at such date and time as the Board may designate.  Special meetings of the Board may be called at any time by the Chairman of the Board or by a majority of the total number of Directors (including any vacant seats) comprising the Board at such time (the “Whole Board”) and, on not more than two occasions in any 12 month period, special meetings may be called upon request made to the Chairman by the Citigroup Designees acting unanimously.

(b)                                 Notice of a meeting of the Board or any committee thereof stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Director by telephone, electronic mail or facsimile no less than five business days before the date of the meeting; provided, however, that the Chairman may reduce the advance notice period for any meeting to no less than two business days if the Chairman determines, acting reasonably and in good faith, that it is necessary in the best interests of the Company for the Board to take action within a time period of less than five business days.  Notice of any meeting may be waived in writing by any Director.  Presence at the meeting shall constitute waiver of any deficiency of notice under this Section 11, except when such Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

(c)                                  The Secretary of the Company shall circulate to each Director an agenda for the quarterly meeting not less than seven days in advance of such quarterly meeting (or if sent by facsimile or electronic mail, three business days before the date of such quarterly meeting).  Such agenda shall include a discussion of the financial reports most recently delivered by the Company and any other matters that a Director may reasonably request to be included on such agenda (subject, however, to the restrictions in Section 6.6 and 10.3(a) of the Holdings LLC Agreement).

(d)                                 The presence in person or by proxy of a number of Directors equal to a majority of the Whole Board shall constitute a quorum for the conduct of business at any meeting of the Board; provided that, prior to the IPO, in order to constitute a quorum, (1) at least a majority of the Directors present in person or by proxy must be Directors other than Citigroup Designees and (2) subject to the last sentence of this Section 11(d), at least one Director present in person or by proxy must be a Citigroup Designee.  If such quorum shall not be present at any meeting of the Board, the Directors present shall adjourn the meeting and promptly give notice of when it will be reconvened.  If the reconvened meeting is held at least 24 hours after the meeting at which a quorum was not present, then at such reconvened meeting, the presence in person or by proxy of at least one Citigroup Designee shall not be required in order for a quorum to be present.

(e)                                  Each Director shall be entitled to cast one vote with respect to each matter brought before the Board (or any committee thereof of which such Director is a member) for approval.  Except as otherwise provided by this Agreement, the affirmative vote of a majority of the Directors in attendance at any meeting at which a quorum is present shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes.  No Director shall be disqualified from voting on matters as to which such Director or the Member (or, with respect to Citigroup Designees, the Citigroup Members) may have a conflict of interest.  No Director (other than a Director who is an officer of the Company, in his or her capacity as an officer of the Company) shall have any duty to disclose to the Company or the Board confidential information in such Director’s possession even if it is material and relevant information to the Company and/or the Board and, in any case, such Director shall not be liable to the Company or the Member for breach of any duty (including the duty of loyalty or any other fiduciary duties) as a Director by reason of such lack of disclosure of such confidential information.  For the avoidance of doubt, a Director shall not be considered to be an officer of the Company by virtue of holding the position of Chairman of the Board.

(f)                                   The Secretary of the Company or, if he or she is not present, any individual whom the Chairman may appoint, shall keep minutes of each meeting which shall reflect all actions taken by the Board thereat.

(g)                                  The Board may establish other provisions and procedures relating to the governance of its meetings that are not in conflict with the terms of this Agreement.

12.                               Action Without a Meeting; Telephonic Meetings.

(a)                                 Notwithstanding Section 11, on any matter requiring an approval or consent of the Board under this Agreement or the Act, the Board or any committee thereof may take such action without a meeting and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Directors.

(b)                                 Members of the Board may participate in a meeting of the Board or any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another.  Participation in a meeting pursuant to this Section 12(b) shall constitute presence in person at such meeting and shall constitute a waiver of any deficiency of notice pursuant to Section 12, except when such Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

13.                               Officers.  The officers of the Company shall be appointed by the Board and shall include a Chief Executive Officer, a President and such other officers as the Board from time to time may deem proper.  Unless the Board decides otherwise, all officers so designated shall each have such powers and duties as generally pertain to their respective corresponding offices in a corporation incorporated under the Delaware General Corporation Law.  Such officers shall also have such powers and duties as from time to time may be conferred by the Board.  The Board or the Chief Executive Officer may from time to time appoint such other officers (including one or more Vice Presidents, Secretaries and Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Company.  Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be prescribed by the Board or by the Chief Executive Officer, as the case may be.  Any number of titles may be held by the same person.  Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death, until he or she shall resign, or until he or she shall have been removed, either with or without cause, by the Board whenever, in the Board’s judgment, the best interests of the Company will be served thereby.  Any delegation pursuant to this Section 13 may be revoked at any time by the Board.

14.                               Limitations on Authority.  The authority of the Board over the conduct of the affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

15.                               Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under § 18-802 of the Act.  Notwithstanding anything to the contrary herein contained, in the event of the termination or dissolution of the Company, the Member agrees that if a withdrawal of capital on such termination or dissolution would cause: (i) the Company’s ‘Aggregate Indebtedness’ to exceed the percentages specified in Rules 326(a) and 326(b) of the Rules of the Exchange or (ii) the Company’s ‘Alternate Net Capital Requirement Percentage’ under SEC Rule 15c3-1 to fall below the percentages specified in Rules 326(a) and 326(b) of the Rules of the Exchange (if the Company has elected the “Alternative Standard” pursuant to Rule 15c3-1), during the six months immediately preceding the date of the termination or dissolution, such withdrawal of capital may be postponed for such period (not to exceed six months from the stated date of termination or dissolution) as the Member may deem necessary to ensure compliance with said rules and any such capital so retained by the Company after the date of termination or dissolution shall continue to be subject to all debts and obligations of the Company.

16.                               Indemnification and Exculpation.  (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed claim, action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a Director or elected officer of the Company or a director or elected officer of a Subsidiary, shall be indemnified and held harmless by the Company to the fullest extent permitted from time to time by the Act as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by this Agreement.  The Company shall pay the expenses incurred by such person in defending any such proceeding in advance of its final disposition upon receipt (unless the Company upon authorization of the Board waives such requirement to the extent permitted by applicable law) of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Agreement or otherwise.

(b)                                 The indemnification and the advancement of expenses incurred in defending a proceeding prior to its final disposition provided by, or granted pursuant to, this Agreement shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate, other provision of this Agreement, agreement, vote of members or Disinterested Directors or otherwise.  No repeal, modification or amendment of, or adoption of any provision inconsistent with, this Section 16, nor to the fullest extent permitted by applicable law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or with respect to, arising out of or related to any event, act or omission that occurred prior to, the time of such repeal, modification, amendment or adoption (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(c)                                  The Company may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the Company or a Subsidiary or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

(d)                                 The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the Company or a Subsidiary and to any person who is or was serving at the request of the Company or a Subsidiary as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company or a Subsidiary, to the fullest extent of the provisions of this Agreement with respect to the indemnification and advancement of expenses of Directors and officers of the Company.

(e)                                  If any provision or provisions of this Section 16 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, the legality and enforceability of the remaining provisions of this Section 16 (including, without limitation, each portion of any paragraph or clause of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Section 16 (including, without limitation, each such portion of any paragraph of this Section 16 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(f)                                   For purposes of this Section 16:

(1)                                 “Disinterested Director” means a Director of the Company who is not and was not a party to the proceeding or matter in respect of which indemnification is sought by the claimant.

(2)                                 “Subsidiary” means any corporation, trust, limited liability company or other non-corporate business enterprise in which the Company directly or indirectly holds ownership interests representing (A) more than 50% of the voting power of all outstanding ownership interests of such entity (other than directors’ qualifying shares, in the case of a corporation) or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding ownership interests upon a liquidation or dissolution of such entity.

(g)                                  Any notice, request, or other communication required or permitted to be given to the Company under this Agreement shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary or the Chief Legal Officer or any designee of the Secretary or the Chief Legal Officer and shall be effective only upon receipt by such officer or designee.

17.                               Transferability of Interests.  The Member may assign, in whole or in part, its Membership Interests on such terms as the Member may determine, and the transferee of such Membership Interests shall be bound by the terms of this Agreement.

18.                               Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the consent of the Member upon such additional member’s execution of a counterpart signature page to this Agreement.  Upon the admission to the LLC of any additional member(s), the Member shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the LLC to be classified as a partnership for federal income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the LLC from a single member LLC to an LLC with two or more members.

19.                               Consents.  Any action that may be taken by the Member at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by or on behalf of the Member holding sufficient Membership Interests to authorize or approve such action at such meeting.

20.                               Amendments.  This Agreement, including Schedule A hereto, may be amended only by the Member.

21.                               Governing Law.  This Agreement and shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

22.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

23.                               Severability.  If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

24.                               Tax Elections.  The Board shall have the power to cause the Company to make all elections required or permitted to be made for tax purposes.

{Signature Page Follows}

IN WITNESS WHEREOF, the undersigned has made this Agreement effective as of the date and year first above-written.

MORGAN STANLEY SMITH BARNEY HOLDINGS LLC

By:	/s/ JEFFREY A. GELFAND
Name: Jeffrey A. Gelfand
Title: CFO and VP

SCHEDULE A

Member	Membership Interests Received	Contribution
Morgan Stanley Smith Barney Holdings LLC	100	As of May 31, 2009: $500,000,000.00 in cash (consisting of an initial contribution in the amount of $100.00 and an additional contribution of $499,999,900.00) $2.149 billion in total assets